EXHIBIT 99.2

2005 – Third Quarter Conference Call

11/03/05

Jeff Baker:

Good morning and welcome to the Analysts International conference call.  Joining me this morning are Mike LaVelle, Chairman and CEO and David Steichen, Chief Financial Officer.

It’s been some time since our last conference call so we have a lot to catch up on.  First, I want to thank all of you for your support of the Computer Horizons merger.  As a management team, we believed this transaction made strategic sense and as a shareholder group you did as well with over 98% of the shares that voted, voting in favor of the transaction.  We were obviously disappointed the transaction didn’t go through but by no means was our long-term success tied to Computer Horizons.

In fact, we moved into the fourth quarter with building momentum and we are expecting the largest quarterly sequential revenue growth since 1997.  Much of this growth is attributable to being named as one of IBM’s core suppliers of IT staffing services back in July.  As a result, we now compete with fewer companies in supplying IT staffing services and a number of the displaced suppliers have already transitioned their IBM business to Analysts.  We believe this win is critical because in many ways, it validates what we have described on our earlier calls as our next generation staffing model which we have been developing and piloting.  While our contract was not awarded solely on the basis of the next generation model, it was clearly a key consideration.

With that momentum, we have one immediate priority - which is to return the business to profitability.  We are obviously disappointed with our financial results and the deterioration of our balance sheet and we are anxious to return to profitability.  On October 3, 2005, we announced a restructuring to significantly reduce our operating costs and improve our business performance.  Our restructuring plan is comprised of three components…restructuring and performance improvement for our staffing business, restructuring and performance improvement for our solutions business and finally a company wide cost reduction program.  We expect the combined annualized savings associated with this restructuring to exceed $5 million.  A number of these were actions contemplated under the proposed merger with Computer Horizons.  Moreover, we believe the changes we’ve made better position us from a competitive standpoint.  I’ll talk more about the staffing and solutions restructuring later in the call and Dave will cover the cost reduction program.

Now I’ll turn it over to Dave Steichen who will discuss our financial results and cost reduction program and then I will cover our operations and provide concluding remarks...Dave.

Dave Steichen:

Thank you, Jeff.

As indicated in our press release earlier today, total revenue for the third quarter was $78.2 million, down 9.4% from the comparable quarter a year ago, and down 1.1% from the second quarter.  The decrease from the comparable quarter last year was primarily due to; (i) the loss of our status as a prime vendor at the Bank of America, where services were provided primarily utilizing our subsupplier partners; and (ii) the loss of a large number of resources at IBM as IBM implemented its “Predominant Supplier” program earlier this year.

Third quarter direct revenue of $65.0 million, excluding product sales, was down 4.7% from the comparable quarter a year ago, and down 1.8% from the second quarter.

Product sales during the third quarter were $5.4 million, up from $3.8 million in the comparable quarter a year ago and up slightly from $5.3 million in the second quarter.  Product sales continue to grow as we continue to grow our IP Communications practice.

Third quarter results yielded a net loss of $15.6 million or 63 cents per share.  This compares to a net loss of 10 cents per share reported in the second quarter, which included 7 cents per share of merger and severance related costs.  The current quarter includes special charges aggregating $13.3 million, 11.1 million of which were non-cash charges.  Included in these special charges are merger related costs of $1.2 million and one time charges of:  $1.8 million for the write-off of software development costs, $3.2 million of restructuring and severance related costs, and $7.1 million for a goodwill impairment charge.  I’ll talk more about each of these charges in a minute.  Excluding these charges, the Company lost $2.3 million or 9 cents per share for the third quarter.

This loss before special charges is primarily a result of two factors.  First, as we continue the national rollout of our newly acquired infrastructure practices, we have been adding staff to these practices ahead of revenue generation to ensure we have adequate resources available to deliver world class service.  Adding resources, however, causes utilization, and accordingly margins, in these practices to be lower than desired.  As we work to put these growing pains behind us, we expect the fourth quarter margins in these practices to improve.  The second factor affecting profitability during the third quarter was our continued investment in sales and recruiting resources.  With the CHC merger pending throughout most of the third quarter, we continued higher than normal spending on sales, recruiting and other activities to make certain we would be prepared for expanded revenue opportunities anticipated following the merger.  Following the failure of the CHC merger, as part of our restructuring, we have taken steps to reduce our rate of investment in these areas.

During the third quarter, although we continued to experience intense competition on average bill rates, we did manage to achieve a slight increase in these rates.  In addition to intense rate competition, we continue to experience increases in medical and other fringe benefit costs and increasing salary pressures from our consultants.  These pressures will make meaningful improvements to our average gross margins very difficult to accomplish.

At the end of the third quarter total company headcount was at 3,180, up from 3,060 at the end of the second quarter.

As we have previously discussed, in July 2005 we were named as one of IBM’s core suppliers.  Since this contract was awarded, headcount and the number of new requirements coming to us from IBM have increased significantly.  As we continue the transition of this expanded customer relationship, we expect revenue from IBM to grow considerably during the fourth quarter.

Billable headcount at quarter end represented 86% of our total staff.

Subsupplier revenue of $7.8 million during the third quarter was down $6.6 million from the comparable quarter last year due to the change in the significant account discussed earlier.  Subsupplier revenue was up slightly from $7.5 million in the second quarter.

The gross margin on our direct business offerings excluding product sales was 20.2% for the third quarter, down from 21.7% in the second quarter and 22.7% in the comparable quarter last year.   This margin erosion is due in part to the market pressures discussed earlier and in part to the low utilization experienced during the third quarter in our infrastructure business unit.

Our third quarter SG&A expenses amounted to $16.0 million or 20.5% of revenue.  This was comparable with the second quarter and an increase of $1.1 million from the comparable quarter one year ago.  As a percentage of revenue, the rate of expenditure increased from 20.1% of revenue last quarter and 17.3% of revenue in the comparable quarter last year.  The $1.1 million increase in these expenses over the comparable quarter one year ago is attributable to;  i) our significant investment in sales and recruiting resources during the quarter;  ii) other costs incurred in anticipation of the merger with CHC; and iii) the addition of the SG&A expenses associated with the Redwood and WireSpeed organizations we acquired earlier this year.

As Jeff will discuss later, we have implemented certain changes in our staffing organizations that had been put on hold during the merger planning.  In addition we have refocused our solutions organization to focus more keenly on the fastest growing segments of our infrastructure business.  As a result of these moves, during the third quarter, the Company recorded a restructuring charge of $3.2 million.  Included in this charge was approximately $900,000 related to workforce reduction and $2.3 million related to lease obligations in locations we have chosen to downsize or exit completely.

The cost reductions resulting from these actions, along with other cost reduction measures taken for the fourth quarter, are expected to result in $5 million of annualized cost savings.

During the third quarter the Company shifted directions slightly with respect to New Equities, our transformational workforce deployment and human capital management business.  For some time now, we have been investing in the customization of the software we had selected as the platform on which to build the New Equities strategy.  Unfortunately, customization of this software had become increasingly difficult due to the nature of the underlying technology and other issues.  During this time, the capabilities of our core systems have improved such that we can now further enhance these systems to meet the objectives of New Equities.  As a result, upon making this determination, during the third quarter we wrote off the $1.8 million investment we had made in the licensing and customization of this software.

Finally, in accordance with the provisions of Financial Accounting Standard No. 142, during September and October the Company performed its annual evaluation of all goodwill for indications of impairment.  Over the past year, by acquiring two infrastructure-related companies and, through the recent reorganization refocusing the solutions business around our fast growing infrastructure practices, we have focused less on the continued growth of the non-infrastructure practices, such as web development, acquired in 2000 as part of the Sequoia acquisition.  As the market for these types of services has declined, the operating results of these practices have also declined, and, as of the September 2nd valuation date, the goodwill associated with these practices was found to be impaired.  As a result of this impairment we have recorded a charge of $7.1 million to write off all goodwill associated with the non-infrastructure related solutions practices acquired in 2000.

For the third quarter, we reported adjusted EBITDA of negative $1.2 million, down from positive $190,000 reported last quarter.

Again, in the third quarter, we did not record a credit for income taxes.  We maintain large reserves against our deferred tax assets.  As we have generated operating losses during 2005 we have added to these reserves to negate any tax benefit that may otherwise have been recorded.

Our balance sheet includes receivables of $63.2 million at the end of the quarter, up from $57.8 million reported at the end of 2004.  Working capital of $24.8 million was down $14.6 million from the end of 2004.  Working capital declined primarily due to the purchases of WireSpeed Networks and Redwood Solutions Corporation, and the use of working capital to fund merger and severance related costs as well as operating losses.  Days sales outstanding is 70 days, up from 63 days at the end of 2004.  This increase is a result of significant customers asking for and receiving extended payment terms and a number of billing and payment processing issues with significant clients.  These processing issues have been worked out, and we expect our DSO level to decline in the fourth quarter.

We ended the quarter with $6.8 million of debt on our balance sheet compared to no debt and a cash surplus of $7.9 million at the end of 2004.  The decrease in cash is attributable to the purchases of WireSpeed Networks and Redwood Solutions for cash consideration of $5.4 million, the impact of merger and severance related costs of $3.8 million, the addition of property and equipment of $2.9 million and the increase in accounts receivable.

Our credit facility had total available borrowings of approximately $29 million at the end of the third quarter of which $6.8 million had been utilized.

This line of credit is available for our use as continued growth and other business opportunities call for working capital and other investments.  We believe internally generated funds and our unused credit facility can support the operating needs of our company.

Obviously, we are disappointed by the operating losses recorded during the third quarter and so far this year.  While we waited to consummate the merger with CHC, we forestalled certain cost reduction actions which, with our current restructuring, have now been completed.  In addition to the restructuring activities, we have instituted certain other cost reduction activities during the fourth quarter.  We believe these actions, along with recent client wins, position us for significant revenue growth and a return to profitability.  While it is difficult to look beyond the fourth quarter with a high degree of predictability, for the fourth quarter we expect revenue between $83 and $87 million, and operating results of breakeven to a profit of 2 cents per share.

With that I’ll turn the call back over to Jeff.

Jeff Baker:

Thanks, Dave.

Now I’ll cover the staffing and solutions restructuring and other operational matters.

First, our staffing reorganization.  We’ve appointed Angie Brekke to lead our staffing business.  Angie was previously the leader of our Minneapolis office – one of our largest and most successful practices.  She will now be responsible for the entire staffing practice.  We’ve also consolidated many of our geographies which were under-performing or where the client demographics didn’t align with our long-term objectives which in turn, reduced our overhead costs.  We’re aligning our delivery model around the three account types we serve…transactional, strategic and mid-market, all of which have different requirements.  We’ve formalized and improved our sales management and new client acquisition programs.    We’ve realigned our recruiting resources to areas where we believe we will get better results.  And we’ve designated local office leadership – something that we lost when we moved away from the independent branch structure.

Early next year we will also implement new compensation programs.  Programs that better match pay and performance under the new delivery model.

Since the beginning of the year, we saw our staffing headcount decline from 2,223 on January 1st to a low of 2,179 on
February, 19th. .  As Dave mentioned earlier, we lost our status as a prime vendor with Bank of America at the end of last year and earlier in 2005 IBM began the first phase of its new supply chain strategy when it implemented its predominant supplier model.  Together, the headcount loss in these two accounts more than accounted for the overall headcount decline.  Since that low in February we’ve seen the headcount increase steadily and as of this past Monday, the headcount had again increased to 2,355.  This increase is largely due to the awarding of the IBM core supplier status that we alluded to earlier as well as improved business performance from most of our geographies.

In the third quarter, we’ve seen a 25% increase in requirements across all of our accounts.

During the third quarter we also won a number of new accounts where we are a prime supplier including a Vendor On Premise with a client in the Midwest that provides us with two-week exclusivity on all requirements.  We also extended our relationship with another major account for two more years.

As well, although we have just begun implementing the business performance changes I discussed following the announcement of the merger failure; we saw some of our best performance of the year in the month of September with non-IBM business which saw a 6.4% increase in daily revenue.

Going forward, we see a number of trends in the vendor management area including more companies moving to outsource their procurement.  Our strategy is not to develop our own tool but rather go to market with what we believe to be ‘Best in Class’ solutions.

Although rate pressures are easing, evidenced by fewer clients conducting reverse auctions, competition for talent – mostly with full-time opportunities – has increased.

On the solutions side, we’ve named John Bamberger and Mike Souders as the co-leaders of this practice.  We’ve also reorganized our solutions business around

4 national service offerings and initially, one industry vertical.  Our four primary service offerings will include:

•                  IP Communications – which now includes Security Services, Wireless, IP Contact Center and IP Telephony.

•                  Storage Solutions – which includes our VMware and EMC product offerings

•                  Lawson – Principally application and technical support around Lawson software.

•                  IT Outsourcing – where we have consolidated our IT Outsourcing, Help Desk, Field Engineering and Server/Desktop practices

We will continue to operate our hosting and cabling business but only within local markets.

We have identified State and Local Government as our key vertical market, where we serve over 8 states providing a broad set of services including Criminal Justice Information Systems and mobile and wireless solutions, Over time, we hope to add more vertical markets in areas such as healthcare and financial services.

During the first three quarters of the year, we experienced revenue declines in both our infrastructure and our business solutions group.  More significantly, we saw even greater declines in the profitability of our infrastructure group largely due to investments made (or in some cases, delays in cost reductions) in anticipation of the merger.

As I’ve previously stated, we adopted a strategy to partner with leading technology providers. We’ve made significant investments in training and certifications to support these relationships and expand our capabilities particularly in IP Communications and Storage Solutions. These investments have resulted in several prestigious certifications that position us for growth. The certifications to date include:

•                  Cisco Internet Protocol Contact Center (IPCC) Enterprise 5.0 Advanced Technology Provider (I believe there are less than 20 companies worldwide with this designation)

•                  Approved for the Cisco Partner Voice Support Offering program

•                  An Authorized Services Network Partner to EMC

•                  VMware Authorized Consulting Partner

We believe we now have the solutions organization better aligned with the market needs and the cost structure in line with the business needs.  We also now have better insight as to the efficiency and profitability of each of our practices.

We’ve made significant progress in the past few months in a number of our practices.  For example, we’ve just signed a new agreement to become one of two Certified Service Partners with Lawson. This particular practice was lagging earlier this year in part due to the changes at Lawson, but we believe we are well positioned particularly in light of the new arrangement

We also won a significant application development project at a western state to implement a criminal justice integration portal. In addition to the development work, the project includes five years of support and maintenance.

These and other wins have resulted in improved utilization across all of our practices. Utilization is generally running where we like to see it with the exception of our IP Communications practice which is still running in the 60%’s.  We continue to monitor the pipeline in this area and have begun to see improvements here as well.

On the hardware side, we are encouraged by the size of our pipeline going into year end.  While we fully expect a number of deals to get pushed into next year, we are still well ahead of where we typically are for this time of the year.

So we see a lot of positive movement in the solutions area but obviously remain concerned about the effects of the Michigan economy which is where a significant portion of our traditional solutions business is based.  We hope our decision to grow certain of the infrastructure business outside the Great Lakes area will mitigate the impact on our business.

Restructurings are never pleasant but I do believe we are doing the right things for where the company needs to head.  As I mentioned earlier, our number one priority now is returning the company to profitability.  We’ve done it before and we’ll do it again but likewise, it’s not a cycle we want to keep repeating.  Once we are profitable we will continue to work diligently to remain profitable.

In addition to profitability, we’re obviously conscious of the effects of recent events on our balance sheet but as Dave mentioned we are confident we have the liquidity to support the operating needs of our business.  We’ve started discussions with our existing lender to extend the term of our facility and expect to finalize that arrangement before year end.

Longer term, we still believe industry consolidation is imminent and our obligation is to look out for the interests of our shareholders.  However, given that our stock price is trading close to our 52 week low and our balance sheet doesn’t lend itself to large acquisitions, we don’t believe it is in our best interests to rush into another transaction.  Instead, we will remain focused on profitability until the stock returns to what we consider a reasonable level.  As you might expect, we have been approached by others in our industry and have regular dialog with respect to possible combinations and alternative transactions but again, we will only pursue those that we believe are on terms in the best interests of our shareholders.

Finally, thanks again to all the shareholders that supported us through the Computer Horizons transaction and thanks to all of the employees and consultants of Analysts International that continue to do a great job day-in and day-out in light of all the changes.

Now I’ll turn it back over to the operator and open it up for questions.